MICHAEL S. LANDO, ESQUIRE

5553 Woodmont Street

Pittsburgh, pa  15217

Telephone: 412-521-6262      Fax: 412- 521-2415

e-mail: mlando@verizon.net

 October 25, 2004

Retirement Income Trust

5553 Woodmont Street

Pittsburgh, PA 15217

     Re: Retirement Income Trust, File Nos. 333-103830 and 811-21320

To Whom It May Concern:

A legal opinion (the “Legal Opinion”) that I prepared was filed with Pre-effective Amendment No.1 to the Retirement Income Trust Registration Statement (the “Registration Statement”).  I hereby give you my consent to incorporate by reference the Legal Opinion into Post-effective Amendment No. 2 to the Registration Statement (the “Amendment”), and consent to all references to me in the Amendment.

Very truly yours,

     /s/ Michael S. Lando

 Michael S. Lando

Exhibit 22i